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                                                               EXHIBIT 99.5

                             GIDDINGS & LEWIS, INC.
                           1989 RESTRICTED STOCK PLAN

                                  AMENDMENT TO
                        RESTRICTED STOCK AWARD AGREEMENT


         This Amendment to Restricted Stock Award Agreement made as of April 30, 1997 among the undersigned, amends that certain Restricted Stock Award Agreement, dated as of [_____________] (the "Award Agreement"), among Giddings & Lewis, Inc. (the "Company") and the undersigned employee of the Company and/or one or more of its subsidiaries (the "Key Employee").

                                  WITNESSETH:

         WHEREAS, the Company maintains the Giddings & Lewis, Inc. 1989 Restricted Stock Plan (hereinafter the "Restricted Stock Plan"); and

         WHEREAS, an award of restricted stock has been made to the Key Employee under the Restricted Stock Plan pursuant to the Award Agreement; and

         WHEREAS, the Award Agreement provides that it may not be modified except by written consent of the parties thereto, and

         WHEREAS, the Company and the Key Employee deem it desirable to amend the Award Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

         1. DEFINITIONS. All capitalized terms which are not otherwise defined herein shall have the meanings assigned such terms in the Award Agreement or the Restricted Stock Plan, as applicable.

         2. AMENDMENTS TO THE AWARD AGREEMENT. From and after the date hereof, the Award Agreement is hereby amended to include paragraph 16, which reads in its entirety as follows:

         "16. CHANGE OF CONTROL. (a) Notwithstanding any other provision to the contrary contained in this Agreement, effective upon a Change in Control of the Company (as defined below), the restrictions imposed upon the Restricted Stock (except for any such shares which were previously forfeited to the Company) by Paragraph 2 of this Agreement shall immediately be deemed to have lapsed and the Release Date shall be deemed to have occurred as of the date of the Change in Control of the Company with respect to such Restricted Stock.

         (b) The following terms shall have the following meanings when used in this Paragraph 16:

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              (i)    The term "Exchange Act" shall mean the Securities
         Exchange Act of 1934, as amended.

              (ii) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

              (iii) A Person (as defined herein) shall be deemed to be the "Beneficial Owner" of any securities:

                     (A) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own,
              (x) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (y) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement with Firstar
              Trust Company, dated as of August 23, 1995, as amended from time to time (the "Rights Agreement") (or any successor to such Rights Agreement), at any time before the issuance of such securities;

                     (B) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (B) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (x) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (y) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

                     (C) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (B) above) or disposing of any voting securities of the Company.


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              (iv)   A "Change in Control of the Company" shall mean a
         change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred if:

                     (A) Any Person (other than any employee benefit plan of the Company or any Participating Company, any entity holding securities of the Company for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities;

                     (B) A Section 11(a)(ii) Event shall have occurred under the Rights Agreement (or a similar event shall have occurred under any successor to such Rights Agreement) at any time any Rights are issued and outstanding thereunder;

                     (C)  one-third or more of the members of the
              Company's Board of Directors are not Continuing Directors (as hereafter defined);

                     (D) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or
              (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

                     (E) the shareholders of the Company approve any bid or proposal for the liquidation or dissolution of the Company.

              (v) The term "Continuing Director" shall mean any member of the Board of Directors of the Company who was a member of such Board on April 5, 1997, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board.

              (vi) The term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert."


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         3.  MISCELLANEOUS.  (a)  Except as otherwise expressly provided in this Amendment, all of the terms, conditions and provisions of the Award Agreement remain unaltered and are in full force and effect. The Award Agreement and this Amendment shall be read and construed as one Agreement.

         (b) This Amendment shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein by and between residents thereof.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and its corporate seal hereunto affixed, and the Key Employee has hereunto affixed his hand and seal, all on the day and year set forth above.

                                             GIDDINGS & LEWIS, INC.


(CORPORATE SEAL)                             By________________________________
                                                  [Name]
                                                  [Title]



                                             __________________________________
                                             [Name]
                                             Key Employee


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